Exhibit 10.1

366 Walker Drive State College, PA 16801 Ph: 814.278.7267 Fax: 814.278.7286 www.rexenergy.com

NAME

[Address]

[Address]

Re:	Change in Control Agreement

Dear [                ]:

The Board of Directors (the “Board”) of Rex Energy Corporation (the “Parent Company”, together with its subsidiaries, the “Company”) offers this agreement to address the terms and conditions of your employment in the event of a future Change in Control of the Company. As used here, “Change in Control” has a certain meaning, defined below. The purpose of this proposed agreement is to obtain your continued dedication and objectivity, notwithstanding the possibility or occurrence of a Change in Control, because the stockholders of the Company will benefit when you are motivated to maximize the value of the Company upon a Change in Control.

Subject to the terms of this Agreement, the Board agrees to provide you with the severance benefits set forth below in the event your employment is terminated in connection with a Change in Control.

If not defined in context, bold and italicized terms used in this Agreement are defined in Section 8 below.

1.    Term of the Agreement. This Agreement is for a term that begins on the date when an authorized officer of the Company countersigns after you have executed the Agreement (the “Effective Date”) and, unless terminated earlier under the terms of this Agreement, ends on December 31, 2019 (the “Initial Term”). The term of this Agreement automatically renews for one (1) additional year (each an “Additional Term”) upon completion of the Initial Term and any subsequent Additional Terms, unless either party provides the other party with written notice of non-renewal at least ninety days (90) days prior to the date of automatic renewal. The Initial Term, together with the Additional Term, shall be referred to as the “Term.” Notwithstanding the foregoing provisions of this Section 1, if a Change in Control occurs when there are fewer than twelve (12) months remaining during the Term, the term of this Agreement will extend automatically through the date that is twelve (12) months following the effective date of the Change in Control. If you become entitled to benefits under Section 4 during the Term, this Agreement will not terminate until all of the obligations of the parties with respect to this Agreement have been satisfied.

2.    At-Will Employment. The Company and you acknowledge that your employment will continue to be at-will as defined under applicable law. As an at-will employee, either the Company or you may terminate the employment relationship at any time and for any lawful reason.

3.    Written Notice of Termination of Employment. Any purported termination of your employment by the Company or by you during the Term must be communicated in writing through a notice of termination to the other party in accordance with Section 9 below. Such notice must state whether the party terminating employment believes it to be for Cause, or for Good Reason, and whether the party providing the notice believes the termination of employment to have been a “Direct Result” of a Change in Control.

4.    Change in Control Severance. In the event that your employment with the Company ends for any reason other than as a Direct Result of a Change in Control, this Agreement terminates immediately and you have no further interest or rights under this Agreement. Subject to the terms of this Agreement, if your employment with the Company is terminated as a Direct Result of a Change in Control, and if you satisfy all of the eligibility criteria set forth in Section 5 below, and if you do not experience a Disqualification Event described in Section 6 below, then you will receive the following severance:

(a) Severance Payment. The Company will provide a single lump sum payment (less applicable withholdings and deductions) (the “Severance Payment”) equal to 18 months of your annual base salary at the rate in effect immediately prior to the date of termination of your employment (without giving effect to any salary reductions which satisfy the definition of Good Reason). The Severance Payment will be paid on the tenth (10th) day following your satisfaction of all the eligibility criteria set forth in Section 5 below.

(b) Benefit Continuation. If you timely elect COBRA healthcare continuation coverage for you and your eligible dependents, you will be responsible for paying the full COBRA cost of such coverage, and, for a period of 18 months after the month in which the termination of your employment occurs, the Company will reimburse you monthly in an amount equal to your actual COBRA coverage cost minus the employee portion of the premium you would have paid if your employment with the Company had continued.

(c)    No Mitigation. You are not required to mitigate the amount of any payment or benefit provided for in this Section 4 by seeking other employment or otherwise.

(d)     No Additional Severance. The Severance Payment and COBRA reimbursement available under this Section 4 (the “Change in Control Severance”) are in lieu of any other severance payments or benefits which you may be eligible for or entitled to receive under any other severance plan or arrangement of the Company or any of its subsidiaries.

5.    Eligibility Criteria. To receive the Change in Control Severance that this Agreement provides, you must satisfy the following eligibility criteria:

(a)    Continued Service Pending Change in Control. If the Parent Company or a third party takes action in furtherance of or that would result in a Change in Control (including, without limitation, the commencement of a tender offer, the distribution of a proxy statement, the acquisition of shares or other interests, the commencement of negotiations or the execution of a definitive agreement), you must agree not to voluntarily resign from the Company without Good Reason; perform your responsibilities at a level meeting the Company’s expectations; and cooperate with the Company in connection with the Change in Control, until the Change in Control is consummated.

(b)    Execution of Confidential Separation Agreement and General Release. Within sixty days of the date upon which your employment is terminated, you must execute a confidential separation agreement and general release in a form provided by the Company, which will include, among other provisions, a full and complete release of the Company from any liability or obligation; an agreement to cooperate with the Company in litigation, disputes, and investigations; an agreement to keep the Company’s confidential information secret; and an agreement not to disparage the Company or its businesses or services.

6.    Disqualification Events. You are disqualified from receiving the Change in Control Severance that this Agreement provides if any of the following occurs:

(a)     The Company terminates your employment for “Cause.”

(b)    Your employment with the Company ends due to your retirement; or your resignation without “Good Reason,” or due to your death or Permanent Disability prior to termination. “Permanent Disability” means any physical or mental impairment that is determined to make you eligible to receive a disability benefit in accordance with the provisions of any insured long term disability plan applicable to you, or, if no such plan is applicable to you, any such impairment that the Company determines in good faith constitutes Permanent Disability.

(c)    You not in Good Standing at or near the date of your termination. “Good Standing” means you are properly performing all job duties, following all of the Company’s policies and procedures, and complying with all contractual obligations and fiduciary duties, in each case, as the Company determines in its sole discretion.

(d)    You are a party to a pre-existing agreement with the Company providing severance benefits for a Change in Control or similar transaction or event.

7.    Successors; Binding Agreement.

(a) Assumption By Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b) Enforceability By Beneficiaries. This Agreement inures to the benefit of and is enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8.    Definitions. For purposes of this Agreement:

“Direct Result” of a Change in Control means a termination of employment by the Company without Cause, or resignation by you for Good Reason, if it occurs at any time:

(a)	Between (i) the date the Parent Company enters into a definitive agreement or files a proxy statement, or the date a third person begins a tender or exchange offer, in each case, in connection with a transaction that, if consummated, would constitute a Change in Control, and (ii) the date the Change in Control transaction is either consummated, abandoned or terminated (for this purpose, the Parent Company’s Board of Directors shall have the sole and absolute discretion to determine that a proposed transaction has been abandoned); or

(b)	Within one year after the consummation of a Change in Control.

“Cause” means:

(a)	conviction of a felony involving moral turpitude,

(b)	conduct that is materially and demonstrably injurious to the Company,

(c)	willful engagement in one or more acts of dishonesty resulting in personal gain to you at the expense of the Company, or

(d)	a material breach by you of the Parent Company’s Code of Business Conduct or similar applicable conduct policy.

“Good Reason” means the occurrence of any of the following events without your consent:

(a)	A material reduction in your authority, duties or responsibilities from those possessed immediately prior to the Change in Control;

(b)	A transfer of you to a location that is more than 25 miles away from the location where you were employed immediately prior to the Change in Control;

(c)	Any reduction in your rate of annual salary below your annual salary immediately prior to the Change in Control; or

(d)	Any material reduction in the level of your benefits or bonus below a level consistent with the Company’s practice prior to the Change in Control, other than changes applicable to all similarly situated executive employees of the Company.

“Change in Control” means the occurrence of any of the following events:

(a)	The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Covered Person”) of beneficial ownership (within the meaning of rule 13d-3 promulgated under the Exchange Act) of thirty percent (30%) or more of either:

i.	the then outstanding shares of the common stock of Parent Company (the “Outstanding Parent Company Common Stock”), or

ii.	the combined voting power of the then outstanding voting securities of Parent Company entitled to vote generally in the election of directors (the “Outstanding Parent Company Voting Securities”);

provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control of Parent Company:

1.	any acquisition directly from Parent Company;

2.	any acquisition by Parent Company;

3.	any acquisition by any employee benefit plan (or related trust) sponsored or maintained by Parent Company or any entity controlled by Parent Company; or

4.	any acquisition pursuant to a transaction that complies with clauses (1), (2) and (3) of paragraph (c) below; or

(b)	Individuals who, as of the effective date of a Designated Executive’s status as a Participant under this Policy, constitute the Board of Parent Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Parent Company; provided that any individual becoming a director subsequent to such effective date whose election, or nomination for election by Parent Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Covered Person other than the Board of Parent Company;

(c)	Consummation of

(i)	a reorganization, merger, or consolidation, or sale of Parent Company or any subsidiary of Parent Company, or

(ii)	a disposition of all or substantially all of the assets of Parent Company,

(each of (i) or (ii) a “Business Combination”), in each case, unless, following such Business Combination,

1.

all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities immediately prior to such Business Combination beneficially own, direct or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns Parent Company or all or substantially all of Parent Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Parent Company Common Stock and Outstanding Parent Company Voting Securities, as the case may be,

2.	no Covered Person (excluding any employee benefit plan (or related trust) of Parent Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, thirty percent (30%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and

3.	at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board of Directors, providing for such Business Combination.

9.    Notice. For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand, or delivered or mailed by UPS, Federal Express, or other overnight courier, or United States registered mail, return receipt requested, postage prepaid, addressed to, the Company, Attention General Counsel’s Office, at 366 Walker Drive, State College, PA 16801, or to you at the address set forth on the signature page of this Agreement or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.    Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to by the parties in writing. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party that are not expressly set forth in this Agreement and this Agreement shall supersede all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written with respect to the subject matter hereof. The validity, interpretation, construction and performance of this Agreement shall be subject to the laws of the Commonwealth of Pennsylvania without regard to its conflicts of law principles.

11.    Tax Compliance. All amounts payable under this Agreement are intended to comply with the “short term deferral” exception under Section 409A of the Internal Revenue Code (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) or the “separation pay plan” exception under Section 409A specified in Treas. Reg. § 1.409A-1(b)(9) (or any successor provision), or both of them, and shall be interpreted in a manner consistent with the applicable exceptions. Notwithstanding the foregoing, to the extent that any amounts payable in accordance with this Agreement are subject to Section 409A, this Agreement shall be interpreted and administered in such a way as to comply with Section 409A to the maximum extent possible. Each installment payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying Section 409A. If payment of any amount subject to Section 409A is triggered by a separation from service that occurs while you are a “specified employee” (as defined by Section 409A) with, and if such amount is scheduled to be paid within six (6) months after such separation from service, the amount shall accrue without interest and shall be paid the first business day after the end of such six-month period, or, if earlier, within 15 days after the appointment of the personal representative or executor of your estate following your death. “Termination of employment,” “resignation” or words of similar import, as used in this Agreement shall mean, with respect to any payments subject to Section 409A, your “separation from service” as defined by Section 409A. Nothing in this Agreement shall be construed as a guarantee of any particular tax treatment. You shall be solely responsible for the tax consequences with respect to all amounts payable under this Agreement, and in no event shall the Company have any responsibility or liability if this Agreement does not meet any applicable requirements of Section 409A.

12.    Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

14.    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.

If this Agreement sets forth our agreement on the subject matter hereof, kindly sign the signature page that follows and return your complete, executed Agreement to the Company. An authorized officer of the Company will then countersign and date this Agreement, at which point this Agreement will become binding and will constitute our agreement on the subject. The Company will provide you with a fully executed copy of this Agreement for your records.

[Signatures Appear on the Following Page]

[NAME:]
[TITLE:]
Address:

Accepted and agreed to this      day of             , 2017 on behalf of

REX ENERGY CORPORATION and

REX ENERGY OPERATING CORP.

By	/s/ Thomas C. Stabley
Thomas C. Stabley
President and Chief Executive Officer

[Signature Page to Change in Control Agreement]